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                                                                    EXHIBIT 11.1

                       HORIZON/CMS HEALTHCARE CORPORATION
                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

COMMON AND COMMON EQUIVALENTS:

                                                        YEAR ENDED MAY 31,
                                                    ---------------------------
                                                     1995      1994      1993
                                                    -------   -------   -------
Net Earnings.....................................   $31,221   $16,606   $ 7,716
                                                    -------   -------   -------
                                                    -------   -------   -------
Applicable Common Shares:
  Weighted average outstanding shares during the
   period........................................    26,374    16,144    11,153
  Weighted average shares issuable upon exercise
   of common stock equivalents outstanding
   (principally stock options and warrants using
   the treasury stock method)....................       643       607       559
                                                    -------   -------   -------
  Total..........................................    27,017    16,751    11,712
                                                    -------   -------   -------
                                                    -------   -------   -------
Net Earnings Per Share...........................   $  1.16   $  0.99   $  0.66
                                                    -------   -------   -------
                                                    -------   -------   -------

ASSUMING FULL DILUTION:


                                                        YEAR ENDED MAY 31,
                                                    ---------------------------
                                                     1995      1994      1993
                                                    -------   -------   -------
Net Earnings.....................................   $31,221   $16,606   $ 7,716
Interest on subordinated convertible notes, net
 of income taxes.................................     --        1,429     2,396
                                                    -------   -------   -------
Earnings used for computation of per share
 earnings........................................   $31,221   $18,035   $10,112
                                                    -------   -------   -------
                                                    -------   -------   -------
Applicable Common Shares:
  Weighted average outstanding shares during the
   period........................................    26,374    16,824    11,153
  Weighted average shares issuable upon exercise
   of common stock equivalents outstanding
   (principally stock options and warrants using
   the treasury stock method and subordinated
   convertible notes in 1994 and 1993)...........       650     2,901     5,123
                                                    -------   -------   -------
  Total..........................................    27,024    19,725    16,276
                                                    -------   -------   -------
                                                    -------   -------   -------
Net Earnings Per Share...........................   $  1.16   $  0.91   $  0.62
                                                    -------   -------   -------
                                                    -------   -------   -------